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                                                                     EXHIBIT 4.4

                           WHITEHALL JEWELLERS, INC.

                          EMPLOYEE STOCK PURCHASE PLAN


                  1. PURPOSE. The purpose of the Whitehall Jewellers, Inc. Employee Stock Purchase Plan (the "Plan") is to provide employees of Whitehall Jewellers, Inc., a Delaware corporation (the "Company"), and its Subsidiary Companies (as defined below) added incentive to remain employed by such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock, par value $.001 per share, of the Company ("Common Stock") at below-market prices. The Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Plan, the term "Subsidiary Companies" shall mean all corporations which are subsidiary corporations (within the meaning of Section 424(f) of the Code) and of which the Company is the common parent. The Company and its Subsidiary Companies that, from time to time, adopt the Plan are sometimes hereinafter called collectively the "Participating Companies."

                  2. ELIGIBILITY. Participation in the Plan shall be open to each employee of the Participating Companies who satisfies all of the following conditions (an "Eligible Employee"):

                  (a) such employee's customary employment is for more than 20 hours per week;

                  (b) such employee's customary employment is for more than 5 months per calendar year; and

                  (c) such employee has been continuously employed by the Participating Companies for at least 6 consecutive months.

No right to purchase Common Stock hereunder shall accrue under the Plan in favor of any person who is not an Eligible Employee as of the first day of a Purchase Period (as defined in Section 3). Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Common Stock hereunder if (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), or (ii) for any calendar year such right would permit such employee's aggregate rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Companies exercisable during such calendar year to accrue at a rate which exceeds $25,000 of fair market value of such stock for such calendar year.

                  3. EFFECTIVE DATE OF PLAN; PURCHASE PERIODS. The Plan shall become effective on September 1, 2001 or on such later date as may be specified by the Committee (as defined in Section 11). The Plan shall cease to be effective unless, within 12 months before or after the date of its adoption by the Board of Directors of the Company (the "Board"), it has been approved by the shareholders of the Company.



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                  A "Purchase Period" shall consist of the three month period beginning on the effective date and each three month period beginning three months, six months, nine months and twelve months after the effective date as well as the three month periods beginning on the anniversaries of such three month periods and prior to termination of the Plan.

                  4. BASIS OF PARTICIPATION. (a) PAYROLL DEDUCTION. Each Eligible Employee shall be entitled to enroll in the Plan as of the first day of any Purchase Period which begins on or after such employee has become an Eligible Employee.

                  To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Committee, specifying the amount of payroll deduction to be applied to the compensation paid to the employee by the employee's employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage amount, unless otherwise determined by the Committee, of the participant's compensation (before withholding or other deductions) paid to him or her during the Purchase Period by any of the Participating Companies, provided that the deduction for each pay period shall not be less than $20 and not more than the amount or percentage determined by the Committee. Subject to compliance with applicable rules prescribed by the Committee, the request shall become effective on the first day of the Purchase Period following the day the Company or its designated agent receives such request.

                  Payroll deductions (and any other amount paid under the Plan) shall be made for each participant in accordance with such participant's request until such participant's participation in the Plan terminates, such participant's payroll deductions are suspended, such participant's request is revised or the Plan terminates, all as hereinafter provided.

                  A participant may change the amount of his or her payroll deduction effective as of the first day of any Purchase Period by so directing the Company or its designated agent at the time and in the manner specified by the Committee. A participant may not change the amount of his or her payroll deduction effective as of any date other than the first day of a Purchase Period, except that a participant may elect to suspend his or her payroll deduction under the Plan as provided in Section 7.

                  Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant's employer or such employer's designated agent (a "Purchase Account"). As of the first business day of the month immediately following the end of each Purchase Period (the "Exercise Date"), the amount in each participant's Purchase Account will be applied to the purchase of the number of whole shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Exercise Date. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant.

                  (b) OTHER METHODS OF PARTICIPATION. The Committee may, in its discretion, establish additional procedures whereby Eligible Employees may participate in the Plan by means other than payroll deduction, including, but not limited to, delivery of funds by participants in a lump sum or automatic charges to participants' bank accounts. Such other methods of participating shall be subject to such rules and conditions as the Committee may establish. The Committee may at any time amend, suspend or terminate any participation



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procedures established pursuant to this paragraph without prior notice to any participant or Eligible Employee.

                  5. PURCHASE PRICE. The purchase price (the "Purchase Price") per share of Common Stock hereunder for any Exercise Date (as defined in Section
4) shall be 90% of the fair market value of a share of Common Stock on the Exercise Date. If such sum results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent. For purposes of the Plan, unless otherwise determined by the Committee, the fair market value of a share of Common Stock on a given day shall be the closing price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined, or, if the New York Stock Exchange is not open for trading on such date, the fair market value of a share of Common Stock shall be the closing price of a share of Common Stock on the next preceding date for which transactions were reported. In no event, however, shall the Purchase Price be less than the par value of a share of Common Stock.

                  6. ISSUANCE OF STOCK. The Common Stock purchased by each participant shall be issued in book entry form and shall be considered to be issued and outstanding to such participant's credit as of the close of business on the Exercise Date (as defined in Section 4). A participant will be issued a certificate for his or her shares of Common Stock when the participant's participation in the Plan has been terminated in accordance with Section 7, the Plan is terminated or upon request, but, in the last case, only in denominations of at least [25] shares. After each Exercise Date, information will be made available to each participant regarding the entries made to such participant's Purchase Account, the number of shares of Common Stock purchased and the applicable Purchase Price.

                  The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

                  7. TERMINATION OF PARTICIPATION. (a) Suspension of Payroll Deduction. A participant may elect at any time and in the manner specified by the Committee to suspend his or her payroll deduction under the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Committee for suspension of payroll deduction with respect to the Purchase Period for which such termination is to be effective. Upon any suspension of participation, the participant's payroll deductions shall cease and, if the participant elects, the cash credited to such participant's Purchase Account on the date of such suspension shall be delivered as soon as practicable to such participant. If the participant does not elect to receive such cash, such cash shall be applied to the purchase of shares of Common Stock, as described in Sections 4, 5 and 6 hereof. A participant who elects to suspend participation in the Plan shall be permitted to resume participation in the Plan by making a new request at the time and in the manner described in Section 4 hereof.

                  (b) Termination of Participation. If the participant dies, terminates employment with the Participating Companies for any reason, or otherwise ceases to be an Eligible Employee, such participant's participation in the Plan shall immediately terminate. Upon such terminating event, the cash credited to such participant's Purchase Account on the date of such termination shall be delivered promptly to such participant or his or her legal representative, as the case may

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be, and certificates for the number of full shares of Common Stock held for his or her benefit and the cash equivalent for any fractional share so held shall be delivered to the participant as soon as practicable after such termination. Such cash equivalent shall be determined by multiplying the fractional share by the fair market value of a share of Common Stock on the Exercise Date (as defined in Section 4) immediately preceding such termination, determined as provided in
Section 5.

                  8. TERMINATION OR AMENDMENT OF THE PLAN. The Company, by action of the Board or the Committee, may terminate the Plan at any time, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

                  Without any action being required, the Plan shall terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 12) has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Committee may determine an equitable basis of apportioning available shares of Common Stock among all participants.

                  The Board or the Committee may amend the Plan from time to time in any respect for any reason; provided, however, no such amendment shall
(a) materially adversely affect any purchase rights outstanding under the Plan with respect to the Purchase Period in which such amendment is to be effected,
(b) increase the maximum number of shares of Common Stock which may be purchased under the Plan, (c) decrease the Purchase Price of a share of Common Stock with respect to any Purchase Period below 85% of the fair market value thereof on the Exercise Date or (d) adversely affect the qualification of the Plan under section 423 of the Code.

                  Upon termination of the Plan, one or more certificates for the number of full shares of Common Stock held for each participant's benefit and the cash equivalent of any fractional share so held, determined as provided in
Section 7 shall be delivered to such participant as soon as practicable after the Plan terminates, and, except as otherwise provided in Section 14, the cash, if any, credited to the such participant's Purchase Account, shall also be distributed to such participant as soon as practicable after the Plan terminates.

                  9. NON-TRANSFERABILITY. Rights acquired under the Plan are not transferable and may be exercised only by a participant.

                  10. SHAREHOLDER'S RIGHTS. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire a share of Common Stock as herein provided.

                  11. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee (the "Committee") designated by the Board. In addition to the power to amend or terminate the Plan pursuant to Section 8, the Committee shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions


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of the Committee shall be final, conclusive and binding upon all persons, including the Company, any participant and any other employee of the Company.

                  The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b)(5) of the Code.

                  12. MAXIMUM NUMBER OF SHARES. The maximum number of shares of Common Stock which may be purchased under the Plan is 500,000, subject to adjustment as hereinafter set forth. Shares of Common Stock sold hereunder may be treasury shares, authorized and unissued shares, shares purchased for participants in the open market (on an exchange or in negotiated transactions) or any combination thereof. If the Company shall, at any time after the effective date of the Plan, change its issued Common Stock into an increased number of shares, with or without par value, through a stock dividend or a stock split, or into a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change, the maximum number of shares of Common Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan proportionately increased, in case of such stock dividend or stock split, or proportionately decreased in case of such combination of shares.

                  13. MISCELLANEOUS. Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Company or its designated agent and, subject to any limitations specified in the Plan, shall be effective when so delivered and (ii) any request, notice or other communication from the Company or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered. The Plan, and the Company's obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

                  14. CHANGE IN CONTROL. In the event of any Change in Control of the Company, as defined below, the then current Purchase Period shall thereupon end, the Committee, in its sole discretion, shall either direct that the cash credited to all participants' Purchase Accounts be applied to purchase shares pursuant to Sections 4, 5 and 6 or that such cash be returned to participants and the Plan shall immediately thereafter terminate. For purposes of this Section 14, "Change in Control" shall have the same meaning as the definition of "Change in Control" set forth in the Whitehall Jewellers, Inc. 1997 Long-Term Incentive Plan, or any successor plan thereto.



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